UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     October 6, 2007

VIKING SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-49636	86-0913802
(Commission File Number)	(IRS Employer Identification No.)

4350 La Jolla Village Drive, Suite 900 San Diego CA	92121
(Address of Principal Executive Offices)	(Zip Code)

858-431-4010

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Effective as of October 6, 2007, Nathan J. Harrison, Daniel F. Crowley and Michael J. Manyak resigned from the Company’s Board of Directors (the “Board of Directors”).  Effective as of October 12, 2007, Donald Tucker resigned as the Company’s President and Chief Executive Officer.

(c)            Effective as of October 12, 2007, John “Jed” Kennedy was appointed President and Chief Operating Officer of the Company.  Prior to his appointment, Mr. Kennedy served as the President, Vision Systems Group of the Company. Mr. Kennedy joined Vista Medical Technologies, Inc. (“Vista”), predecessor to the Company, in January 1997 as Vice President of Research and Development. He was appointed Vice President/General Manager of Westborough Operations in January 2000 before being appointed Executive Vice President and COO in December 2000. Prior to joining Vista, Mr. Kennedy held various positions in manufacturing, quality engineering and product development at Smith & Nephew Endoscopy from 1984 through January 1997, the most recent of which was Group Director of Product Development responsible for managing all Divisional Product Development activities.  Prior to 1984, he held various engineering positions at Honeywell's Electro-Optics and Avionics divisions. Mr. Kennedy received a B.S. in Manufacturing Engineering from Boston University in 1979.

Pursuant to the Employment Agreement between the registrant and Mr. Kennedy dated October 10, 2005, Mr. Kennedy currently receives annual compensation in the amount of $195,700 base salary per year plus participation in a bonus plan that includes both cash and stock options based on Company and individual performance as determined from time to time by the Compensation Committee of the Board of Directors.  Under this bonus plan, Mr. Kennedy is eligible for a cash bonus of up to 30% of his base annual salary and stock options granted under the Company’s 2004 Stock Incentive Plan.  During 2006 Mr. Kennedy received options to purchase 130,000 shares of common stock.  Mr. Kennedy’s Employment Agreement also provides that if Mr. Kennedy is terminated without good cause or if Mr. Kennedy terminates his employment with good reason, not in connection with a change of control, he is eligible for severance payments equal to nine months of his then current base salary, 50% of his target bonus on a pro rated basis, continuation of health insurance for nine months following termination and acceleration of vesting of all equity awards for a period equal to nine months following termination.  His Employment Agreement provides further that if Mr. Kennedy is terminated in connection with a change of control, he will receive a lump sum equal to nine months of his base salary at the time of termination plus 50% of his target bonus on a pro rated basis, acceleration of vesting of various equity awards held by him and health and welfare benefits for nine months following termination.

(d)           On October 11, 2007, the Board of Directors elected the following new directors: William C. Bopp, J. Winder Hughes and John “Jed” Kennedy.  The Board of Directors determined that each new non-employee director would not receive the automatic stock option grant to which such director would otherwise have been entitled upon his election as a new non-employee director of the Company pursuant to the Company’s 2004 Non-Employee Directors Stock Ownership Plan.  In connection with his appointment to the Board of Directors, Mr. Bopp was also elected Chairman of the Board of Directors.

As of October 11, 2007, Mr. Bopp was the holder of a Secured Convertible Debenture in the outstanding principal amount of $1,400,000 payable by the Company and held related warrants to purchase 3,888,888 shares of common stock at an exercise price of $.12 per share.  The Focus Fund, L.P., of which Mr. Hughes serves as Investment Manager, was the holder of Secured Convertible Debentures in the aggregate outstanding principal amount of $1,000,000 payable by the Company (collectively, the “Debentures”) and held related warrants to purchase 2,777,777 shares of common stock at an exercise price of $.12 per share.  Each of the Debentures accrues interest at a rate of 8% per year.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 12, 2007	VIKING SYSTEMS, INC.

By: /s/ Robert Mathews
Robert Mathews Chief Financial Officer